Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY ANNOUNCES SELECTED PRELIMINARY 2014 FINANCIAL RESULTS
Company releases 2015 outlook

Seattle, WA - January 9, 2015 - Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced selected preliminary 2014 financial results. The 2014 anticipated results presented in this release are based on preliminary financial data and are subject to change until the year-end financial reporting process is complete.

Based on preliminary results, total revenue for 2014 is expected to be about $560 million. Based on these results, the Company expects to be solidly profitable on both a GAAP and non-GAAP basis for 2014.

The Company is evaluating the potential release of all or a portion of the reserve held against its remaining U.S. Federal deferred tax assets, which if made would likely result in a significant tax benefit for 2014 for GAAP accounting purposes.

“We had a solid year and expect record revenue again in 2014 as we continue to deliver year over year growth,” said Peter Ungaro, president and CEO of Cray. “While we did not complete all of the system acceptances necessary to achieve our 2014 guidance, we now expect a strong 2015 to be even stronger, as that revenue will carry over and add to 2015.  With an incredible year of new contracts signed in 2014, we are building momentum in the market today across all of our product lines and we anticipate significant growth in revenue and profitability in 2015.  As we look further out, we are in excellent shape to continue to capitalize on the ongoing convergence of supercomputing and big data.”

For 2015, while a wide range of results remains possible, based on our current expectations for 2014, we anticipate revenue for the year to be in the range of $715 million. Revenue is expected to ramp quarterly during 2015, with about $80 million in the first quarter and roughly 40-45% of the total year in the fourth quarter. Non-GAAP gross margin for 2015 is expected to be about 35%. Total non-GAAP operating expenses for the year are anticipated to be about $195 million. Based on this outlook, we expect to improve our GAAP and non-GAAP operating profit margin significantly for 2015.

The company's 2015 effective non-GAAP tax rate is expected to be about 10%.

Actual results for any future period are subject to large fluctuations given the nature of Cray's business.

Upcoming Event
Cray will be attending the upcoming 17th Annual Needham Growth Conference at the New York Palace Hotel in New York City. The Cray presentation will be held on Tuesday, Jan. 13, at 8:40 a.m. EST.

The Cray presentation will be available to the public via live audio webcast. To listen to the webcast, go to the Investors section of the Cray website at http://investors.cray.com. An archived version of the webcast will be available on the Cray website for 90 days.

About Cray Inc.
Global supercomputing leader Cray Inc. (Nasdaq: CRAY) provides innovative systems and solutions enabling scientists and engineers in industry, academia and government to meet existing and future simulation and analytics challenges. Leveraging more than 40 years of experience in developing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of supercomputers and big data storage and analytics solutions delivering unrivaled performance, efficiency and scalability. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to meet the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected operating results and its product sales and delivery plans. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that changes to these preliminary results will be required as a result of completing the financial reporting closing process and financial audit, the risk that the potential release of all or a portion of the reserve held against its remaining U.S. Federal deferred tax assets does not occur or is smaller than expected, the risk that the systems ordered by customers are not delivered when expected, do not perform as expected once delivered or have technical issues that must be corrected before acceptance, the risk that the acceptance process for delivered systems is not completed, or customer acceptances are not received, when expected or at all, the risk that Cray will not be able to secure orders for Cray systems to be delivered and accepted in 2015 when or at the levels expected, the risk that Cray’s big data products, including storage, are not as successful as expected, the risk that Cray is not able to successfully complete its planned product development efforts in a timely fashion or at all, the risk that planned future third-party processors are not available with the performance expected or when expected, the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in Cray’s quarterly report on Form 10-Q for the period ended September 30, 2014, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change Cray’s expectations.

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Cray is a federally registered trademark of Cray Inc. in the United States and other countries.

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